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                                                                    EXHIBIT 99.2

                                          CONTACT: DWIGHT FERGUSON
                                                   U.S.A. FLORAL PRODUCTS, INC.
                                                   1-305-629-6437


                U.S.A. FLORAL PRODUCTS, INC. ANNOUNCES MEMORANDUM
                   OF UNDERSTANDING FOR SALE OF INTERNATIONAL
                                    DIVISION
                 U.S. PARENT COMPANY ANNOUNCES CHAPTER 11 FILING
     COMPANY TO COMPLETE DIVESTITURE AND LIQUIDATION OF BALANCE OF DOMESTIC
                                   OPERATIONS

MIAMI, FLORIDA, April 2, 2001 - U.S.A. Floral Products, Inc. (OTC: ROSI.OB) announced today that it has signed a memorandum of understanding for the sale of its International Division (Florimex) with Deutsche Beteiligungs AG (DBAG), a European private equity firm that is interested in the long-term growth prospects of these operations. This sale would include all of the Company's operations in Europe, Africa, Asia, and Latin America.

DBAG is a leading private equity firm with more than 34 years of experience in private equity investment. DBAG is a known investor in companies with solid management, strong market position, and a potential for earnings growth. Unlike the typical financial investor, DBAG's focus lies not with day-to-day operations, but instead on partnering with management on strategic issues.

U.S.A. Floral Products, Inc. also announced that the U.S. Parent Company, and 16 of its U.S. subsidiaries, have voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Company emphasized that the Chapter 11 filing only affects U.S.A. Floral Products' U.S. operations, and does not affect its international operations (Florimex). Neither the companies that constitute the International Division's operations, nor Florimex Canada, has filed for bankruptcy protection. None of these companies are parties to the U.S. proceeding and the units that comprise the Company's International Division have their own cash flow and lines of credit.

The Company also announced that it has been negotiating, and will continue to negotiate, the sale of individual operating units within its U.S. Bouquet and Import Divisions. The Company has reached agreements for the sale of several units, and expects to present these agreements promptly to the bankruptcy court for approval. Additionally, the Company said it would be discontinuing operations of one or more of its import units. All sales of the Company's operating units will be subject to the approval of the bankruptcy court.

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Dwight Ferguson, President of the International Division (Florimex), said, "We, as well as all of the International Division management team, are pleased that Florimex will be joining forces with Deutsche Beteiligungs AG. This is clearly wonderful news for our international division employees, customers, and suppliers with whom we conduct business around the world."



Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in such forward looking statements, including those risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 relating to, among other things: the concentration of flower sales in traditional holiday periods; seasonality, cyclicality, fluctuations in quarterly operating results, and weather; competition; the amortization of intangible assets; dependence upon key personnel; and imported products matters. In addition, the risks and uncertainties facing the Company also include the risks and uncertainties resulting from the Company's Chapter 11 filings and the Company's strategy while subject to Chapter 11; cash flow and liquidity issues; liquidation valuations; cash availability and collections; issues concerning the supply of product; inability to satisfy conditions to the continued use of cash collateral; failure to obtain an extension of the use of cash collateral; failure to sell, either at all or on the terms contemplated, those operating units that the Company presently anticipates will be sold; delays in obtaining or failure to obtain requisite bankruptcy court approvals; market factors; actions of creditors, competitors and others; unforeseen costs and expenses and other risks and uncertainties, many of which are beyond the Company's control. In addition, results may vary as a result of factors set forth from time to time in the Company's reports on file at the Securities and Exchange Commission.

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